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                                                                    EXHIBIT 99.1

[CHOICEPOINT LOGO]

                                     CONTACT:      Chuck Jones
                                                   770-752-3594, office
                                                   770-289-0894, cell
                                                   chuck.jones@choicepoint.com

                                     RELEASE NO.:  04-037


           CHOICEPOINT(R) ELECTS RAY M. ROBINSON TO BOARD OF DIRECTORS

ALPHARETTA, GA. -- DECEMBER 21, 2004 -- ChoicePoint (NYSE: CPS) today announced the election of Ray M. Robinson, a prominent Atlanta community leader, to the ChoicePoint Board of Directors. Robinson's initial term on the Board will end in 2007, pending election by shareholders at the company's annual meeting in April, 2005.

"Mr. Robinson is a great addition to our board of directors because he lives the ChoicePoint vision," said Derek V. Smith, ChoicePoint chairman and CEO. "Through Mr. Robinson's efforts, the greater Atlanta community is a better place. He is sharing his experiences with education and social institutions to help develop a new generation of leaders. And, I believe Ray Robinson will help make ChoicePoint a better company because of his clear dedication to helping create the safer, more secure world we all seek."

Robinson leads the strategic direction of the East Lake Community Foundation to ensure the continued success of the community's redevelopment efforts and to inspire other communities to revitalize their inner city neighborhoods. Before joining East Lake, Robinson enjoyed a distinguished 35-year career with AT&T where he served in a variety of positions, including president of AT&T's Southern Region.

Robinson serves on the board of directors for Avnet, Inc.; Acuity Brands, Inc.; Mirant Corporation; and Aaron Rents Inc. He is the non-executive chairman of Citizens Trust Bank, the largest African-American owned bank in the Southeast and the nation's second largest African-American bank. He also is a board member of the Atlanta Metro Chamber of Commerce, the Commerce Club, the Woodruff Arts Center of Atlanta and the Georgia Aquarium.

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A trustee of Spelman College, Meharry Medical College and the University of
Denver Alumni Association, Robinson is also a member of the 100 Black Men of Atlanta, the NAACP, Alpha Phi Alpha Fraternity, Inc., and the National Black MBA Association.

ABOUT CHOICEPOINT

ChoicePoint (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while ensuring the protection of personal privacy. For more information, visit the company's Web site at www.choicepoint.com.

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ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint
Asset Company.